EXHIBIT 99.1

FOR IMMEDIATE RELEASE: SEPTEMBER 19, 2005

LEGGETT & PLATT REDUCES 3Q AND FULL YEAR GUIDANCE

Carthage, MO, September 19, 2005 —

•	3Q guidance: EPS of 30 - 35 cents per share, on sales of $1.30 - $1.35 billion.

•	2005 guidance: EPS of $1.35 - $1.45, on 2% - 3% sales growth.

Fortune 500 diversified manufacturer Leggett & Platt announced that third quarter earnings are expected to be within the range of 30 to 35 cents per share, significantly lower than the 42 to 47 cents per share guidance issued in July. Sales are expected to be in the range of $1.30 – 1.35 billion, or about $40 million lower than previously anticipated. Factors contributing to the reduced earnings guidance, in approximate order of importance, include significantly higher costs for raw materials and energy, lower than anticipated sales volume, higher workers compensation costs, lower than anticipated LIFO income, deflation in some product lines, and inventory obsolescence.

Management Comments

In response to these issues, Felix E. Wright, Chairman and CEO, commented, “We are very disappointed with the reduction in our anticipated results for this quarter and the full year. Even though some of the issues – namely market demand, energy and raw material costs – are beyond our control, we must deliver better performance. In response, Dave Haffner and I have issued two directives within the company.

“First, when it becomes clear that recent raw material and energy cost increases are not going to abate, we will have no choice but to pass along these increases. To that end, last week Dave and I notified our customers about the cost inflation the company is experiencing. Typically, Leggett tries to work with customers by absorbing small amounts of inflation, but passes along larger and more lasting changes in costs. We were previously of the opinion that recent cost increases would likely be temporary, but we are no longer comfortable with that assumption. Accordingly, we plan to adjust our product prices immediately in some lines of business, and closely monitor raw material costs in other product categories.

“Second, over the next few months we will be investigating additional consolidation or divestiture opportunities, and expect soon to begin reducing both the number of operating facilities and the amount of excess plant capacity we carry. Over the last few years we have purposely chosen to maintain spare capacity, expecting demand in the markets we serve to return to the levels seen in the late 1990s. That incremental demand has not materialized, and our patience has finally run out. We will wait no longer. We have decided to eliminate spare capacity to match the demand levels experienced over the last few years. We will also take this opportunity to close or divest a few operations which, though operating near capacity, are chronically unprofitable or marginally profitable. Most of the changes will occur within the Residential Furnishings and Commercial Fixturing and Components segments, with modest adjustments in the other three segments. In total, we expect to consolidate, close or divest between 20 and 30 production or warehouse facilities. We will provide additional information about these efforts in the coming months.”

Raw Material Costs

The company provided the following additional details regarding the substantial recent increases in raw materials and energy costs. Oil was trading at $48 in mid-May, increased to $57 at the time of Leggett’s July conference call, and has traded in the $63 - $71 level for the last five weeks. Natural gas has followed a similar pattern, peaking at an unprecedented $12 per MCF in late August (nearly double what it cost in May). As a result, all oil-related products, including diesel, gasoline, polymers, resins and chemicals have experienced significant cost increases. In addition, the market price for scrap steel, after declining a bit through June, has risen about $100 per ton (an 80% increase) over the last three months, and is now at the highest price seen this year.

It is important to note that some of the commodity increases primarily affect North America, with worldwide prices remaining fairly stable. Accordingly, in some instances, we have chosen to delay passing along cost increases in order to help our customers remain competitive in the world markets.

Further compounding these raw material issues, some suppliers have invoked force majeure clauses (due to Hurricane Katrina) and others have indicated they may do so. Though Leggett is in a relatively strong position to secure raw materials (due to the large volumes it buys), those products will cost more than was contractually agreed.

Sales Volumes Lower than Anticipated

Sales volume in some businesses generally continues at levels below those seen last year, though in some product lines there has been modest encouragement in the last three weeks. Leggett believes consumers simply are not buying at the rates typically seen, partly due to higher gasoline prices and utility costs, and consumers’ reduced amount of cash available to purchase discretionary items. The Wall Street Journal recently reported that consumer sentiment is at the lowest level seen in thirteen years.

Reduced Outlook for 2005

There is much uncertainty about the direction raw material and energy prices will take over the next few months. It is therefore difficult to accurately forecast results for the fourth quarter; however, Leggett is modeling a seasonal decline in sales and earnings relative to third quarter results. Accordingly, for 2005 the company now anticipates earnings between $1.35 and $1.45 per share, with sales growth of 2% - 3% for the full year. This guidance excludes plant closure and restructuring costs, as Leggett does not yet know the timing or magnitude of those expenses.

Management will discuss these events in a conference call at 8:00 a.m. Central (9am Eastern) on Tuesday, September 20. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; there is no password. Third quarter results will be released October 19, with a conference call on October 20.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director